CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use in this Pre-Effective Amendment #1 to the Unified Series Trust's Registration Statement on Form N-1A (file No. 333-100654) of our audit reports for each Fund and all references to our firm included in or made a part of this Pre-Effective Amendment.


           /s/

McCurdy & Associates CPA's, Inc.

Westlake, Ohio
December 20, 2002